Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of AppHarvest, Inc. (f/k/a Novus Capital Corporation) on Form S-8 (File No. 333-255068) of our report dated January 29, 2021, except for the effects of the restatement discussed in Note 2, Note 10 and the subsequent event discussed in Note 11, as to which the date is June 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of AppHarvest, Inc. (f/k/a Novus Capital Corporation) as of December 31, 2020 and for the period from March 5, 2020 (inception) through December 31, 2020, which report is included in this Annual Report on Form 10-K/A of Novus Capital Corporation for the year ended December 31, 2020. We were dismissed as auditors on January 29, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing annual report for the period after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, NY

June 2, 2021